Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 29, 2018, accompanying the consolidated financial statements included in the Annual Report of Intrusion Inc. and subsidiaries on Form 10-K for the years ended December 31, 2017 and 2016. We hereby consent to the incorporation by reference of said report in the Registration Statement of Intrusion, Inc. 2015 Stock Incentive Plan on Form S-8.

/s/ Whitley Penn LLP

Dallas, Texas

May 9, 2018